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                                                                    Exhibit 99.2
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BIOTRANSPLANT ANNOUNCES NEW STRATEGIC FOCUS AND COMPREHENSIVE RESTRUCTURING PLAN

CHARLESTOWN, Mass.--(BUSINESS WIRE)--July 29, 2002--BioTransplant Incorporated (Nasdaq: BTRN - NEWS) announced today a restructuring plan intended to streamline the Company's operations around a new strategic focus.

"We are implementing a multi-faceted restructuring initiative focused on BioTransplant's most promising proprietary products - the AlloMune System and Eligix HDM Cell Separation technologies," commented Donald B. Hawthorne, President and Chief Executive Officer of BioTransplant. "We have set explicit, near-term operating goals that will help clarify the strategic rationale and clinical progress of BioTransplant's therapeutic products, and I look forward to providing updates on our progress and on our relationship with MedImmune as concerns MEDI 507."

The restructuring will integrate the following initiatives:

     o Accelerate Eligix Sales: Employees of BioTransplant, including sales people, technical support and clinical support personnel will spend a substantial amount of time working in Europe to support Gambro sales efforts. In addition, CD8-SC clinical data involving a 25 patient study by Dr. Robert Soiffer, Clinical Director of the Hematologic Oncology Center and the Co-Director of the Adult Hematopoietic Stem Cell Transplantation Program at the Dana-Farber Cancer Institute, will be submitted to the American Society of Hematology (ASH) for possible presentation at the ASH meeting in December. The ASH deadline for submissions is August 21, and applicants will be notified in the fourth quarter whether or not their abstracts have been accepted. This clinical data was used to support the European marketing approval announced last week for the CD8-SC Cell Separation System.

     o Revamped AlloMune Development Strategy: BioTransplant is revising its clinical development strategy for the AlloMune System, employing kits consisting of siplizumab in combination with products that have already been approved in the United States. The Company is setting several near-term clinical goals for the AlloMune System:

          o BioTransplant plans to file an Investigational New Drug (IND) application by the fourth quarter of 2002, with respect to a Phase I/II trial for the use of siplizumab as part of a kit with an already approved drug for use in non-myeloablative transplantation ("mini-transplant") patients. Pending FDA clearance, the Company anticipates beginning enrollment by the end of 2002. The trial will include matched-related and matched-unrelated patients to provide an indication of AlloMune's utility in these patient populations.

          o Massachusetts General Hospital in collaboration with BioTransplant plans to begin enrollment in the fourth quarter of 2002 for a mismatched Phase I trial using siplizumab in combination with an FDA approved ex-vivo purging device, for all hematological malignancies. Enrollment in the first cohort of patients is expected to be completed in

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               early 2003. The trial will entail approximately 30 patients and will provide an indication of the utility of the AlloMune System in a mismatched patient population.

          o Investigators will submit data to ASH from BTI-0301 for possible presentation at the ASH meeting in December 2002. This BTI-0301 trial was a Phase I/II study investigating the AlloMune System in non-myeloblative transplantation for the treatment of patients with refractory Non-Hodgkin's Lymphoma or Hodgkin's disease.

     o Reduce Cash Burn Rate: BioTransplant today implemented a 23% reduction in headcount, which will lower the cash burn rate by 25%. The Company estimates that existing cash will now last until late in the third quarter of 2003, giving the Company greater operational and financial flexibility. The receipt of potential milestone payments could make existing cash last until the fourth quarter of 2003.

This restructuring arrangement will not impact the Company's agreement with MedImmune or MedImmune's development efforts for MEDI-507.

Management will host a conference call to discuss the new strategic focus and restructuring on Tuesday, July 30th at 8:30 am EDT. You may participate in the call by dialing 800-915-4836 in the United States and 973-317-5319 internationally. A digitized telephone replay of the call will be available until Friday, August 2nd by dialing 800-428-6051 or 973-709-2089. The access code is 254690.

About BioTransplant

BioTransplant Incorporated, headquartered in Charlestown, Massachusetts, is developing a portfolio of products for application in a range of medical conditions, including treatment of cancer and autoimmune diseases, organ and tissue transplantation, for which current therapies are inadequate. Siplizumab (MEDI-507), a lead product the Company exclusively licensed to MedImmune, is in Phase II clinical trials for the treatment of psoriasis. In addition, the Company is developing the AlloMune System, which is designed to treat a variety of hematologic malignancies, and its distribution partner Gambro BCT markets the Eligix family of cell separation products in Europe for use in bone marrow, stem cell and donor leukocyte transplants.

This news release contains forward-looking statements about BioTransplant that involve risks and uncertainties, including, without limitation, statements relating to the implementation of the Company's restructuring plan, the filing of the Company's IND for siplizumab and the related patient enrollment, the commencement and completion of enrollment in the Massachusetts General Hospital study and the availability of cash. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Important factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: BioTransplant's ability to secure the additional funding required for its operations and research and development programs; BioTransplant's and its third party collaborators' ability to successfully discover, develop and commercialize its products, obtain and maintain required regulatory approvals in a timely fashion, and overcome other difficulties inherent in developing and commercializing therapeutics, therapeutic devices and therapeutic regimens; market acceptance and
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penetration of BioTransplant's Eligix (TM) HDM Cell Separation Systems in the
European Union; BioTransplant's ability to obtain and enforce the patent protection required for its products; and BioTransplant's ability to maintain collaborations and distribution arrangements with third parties. For a detailed discussion of these and other factors, see the section entitled "Business - Factors That May Affect Results" in BioTransplant's current annual report on Form 10-K, for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this news release. BioTransplant does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

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CONTACT:

         BioTransplant Incorporated
         Donald Hawthorne, 617/241-5200
         donald.hawthorne@biotransplant.com

                           or
         Investors:
         Stern Investor Relations
         Lilian Stern, 212/362-1200
         lilian@sternir.com

                           or
         Media:
         KeatingPR
         John Rzadzki, 973/921-2009
         john@keatingpr.com